Exhibit 16.2

April 29, 2025

United States

Securities and Exchange Commission

Washington, D.C. 20549

We have read the statements in or under the “Change in Independent Auditor” section in the Form S-1 to be filed with the Securities and Exchange Commission regarding the change of independent auditors of American Integrity Insurance Group, Inc. and Subsidiaries. We agree with all statements pertaining to Thomas Howell Ferguson P.A. as independent auditor for American Integrity Insurance Group, Inc. and Subsidiaries.

We have no basis to agree or disagree with statements not pertaining to Thomas Howell Ferguson P.A. as independent auditor for American Integrity Insurance Group, Inc. and Subsidiaries.

Sincerely,

/s/ Thomas Howell Ferguson P.A.

Thomas Howell Ferguson P.A.